U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G
                 Under the Securities Exchange Act of 1934
                             (Amendment No. )*

                            Opus360 Corporation
              ------------------------------------------------
                              (Name of Issuer)

                       Common Stock, $0.001 par value
              ------------------------------------------------
                       (Title of Class of Securities)

                                 68400F109
              ------------------------------------------------
                               (CUSIP Number)

                             December 31, 2000
        -----------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [x] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No.  68400F109
Page 2 of 7

1)   Names of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

Ari Horowitz
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2)   Check The Appropriate Box If a Member of a Group (See
     Instructions)

        (A) [ ]         (B) [ ] N/A
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3)   SEC Use Only

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4)   Citizenship or Place of Organization

    USA
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Number of Shares Beneficially Owned by Each Reporting Person With:

        5) Sole Voting Power

                3,370,851
        -----------------------------------------------
        6) Shared Voting Power

        -----------------------------------------------
        7) Sole Dispositive Power

                3,370,851
        -----------------------------------------------
        8) Shared Dispositive Power

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9)    Aggregate Amount Beneficially Owned by Each Reporting
      Person
       3,370,851
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10)   Check If the Aggregate Amount in Row (9) Excludes Certain
      Shares
      (See Instructions)
         [ ]
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11)   Percent of Class Represented by Amount in Row (9)

      6.64%
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12)   Type of Reporting Person (See Instructions)      IN

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Item 1. (a) Name of Issuer:

            Opus 360 Corporation

        (b) Address of Issuer's Principal Executive Offices:

            39 West 13th Street,
            Third Fl.,
            New York, NY 10011

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Item 2. (a) Name of Person Filing:

            Ari Horowitz

        (b) Address of Principal Business Office or, if none,
             Residence;

            39 West 13th Street,
            Third Fl.,
            New York, NY 10011

        (c) Citizenship:

                USA

        (d) Title of Class of Securities:

            Common Stock, $0.001 par value

        (e) CUSIP Number:

            68400F109

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CUSIP No. 68400F109
Page 4 of 7


Item 3. If this statement is being filed pursuant to Rule 13d-1(b) or (c)*, or 13d-2(b), check whether the person filing is:

     (a) [ ] Broker or dealer registered under Section 15 of the Act

     (b) [ ] Bank as defined in section 3(a)(6) of the Act

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment company registered under section 8 of the
                Investment Company Act of 1940

     (e) [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E)

     (f) [ ] An employee benefit plan or endowment fund in
                  accordance with Rule 13d-1(b)(1)(ii)(F)

     (g) [ ] A parent holding company or control person in
                  accordance with Rule 13d-1(b)(ii)(G)

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

     (j) [ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

*This statement is being filed pursuant to Rule 13d-1(d).
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Item 4. Ownership:

     (a) Amount Beneficially Owned:

            See Row 9 of cover page.

     (b) Percent of Class:

            See Row 11 of cover page.

     (c) Number of Shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  See Row 5 of cover page.

          (ii)    Shared power to vote or to direct the vote:

                  See Row 6 of cover page.

CUSIP No. 68400F109
Page 5 of 7

            (iii) Sole power to dispose or to direct
                   the disposition of:

                  See Row 7 of cover page.

            (iv)  Shared power to dispose or to direct
                   the disposition of:

                  See Row 8 of cover page.
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Item 5. Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following: [ ]

            N/A
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CUSIP No. 68400F109
Page 6 of 7


Item 6. Ownership of More than Five Percent on Behalf of Another
         Person:

           N/A

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Item 7.  Identification and Classification of the Subsidiary
          which Acquired the Security Being Reported on By the
          Parent Holding Company

           N/A

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Item 8. Identification and Classification of Members of the Group

           N/A
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Item 9. Notice of Dissolution of Group

           N/A
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Item 10. Certification

            N/A


CUSIP No. 68400F109
Page 7 of 7

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                            By: /s/ Ari Horowitz
                               ----------------------------
                            Name:   Ari Horowitz





Date:  April 2, 2001